GEOVIC MINING APPOINTS INVESTOR RELATIONS OFFICER

April 2, 2008

Geovic Mining Corp. (“Geovic” or “The Company”; TSX;GMC) is pleased to announce that it has appointed Mr. Andrew C. Hoffman, CFA, as its Vice President of Investor Relations.

Mr. Hoffman brings considerable experience in base and precious metal markets, having worked in both Investor Relations and Corporate Development for mining companies engaged in both exploration and production. Prior to joining Geovic, he was VP, Corporate Development of
EXMIN Resources (TSXV;EXM), a junior gold and silver miner operating in Mexico.
Previously, Mr. Hoffman consulted for junior mining companies through his proprietary firm,
Au Metals Analysis.

Before working in the mining sector, Mr. Hoffman spent three years as a bond trader, three years as a buy-side analyst, and seven years as a sell-side analyst covering oilfield service companies, including six as part of an Institutional Investor ranked team at Salomon Smith Barney. Mr.
Hoffman is a Chartered Financial Analyst, and given his knowledge of corporate finance and various resource sectors, the Company believes he will be a key resource in expanding and implementing its marketing strategies.

Subject to regulatory approval, Geovic has granted options for Mr. Hoffman to acquire 40,000 common shares of the Company at an exercise price of CDN$1.24 per option for a period of ten years from this date, subject to a two-year vesting schedule with 40% of the options vesting immediately, a further 30% vesting on the first anniversary of the grant, and the remaining 30%
vesting on the second anniversary of the grant.

Geovic Background
Geovic owns 60% of seven cobalt-nickel-manganese deposits located on a 1,250 square kilometre Mine Permit in Cameroon. The unique ore in the first deposit to be developed is concentrated and upgraded to approximately 0.7% cobalt, 1.0% nickel and 3.8% manganese by simple washing and sizing prior to processing, thereby substantially enhancing economic performance. Additional Company and Project information may be found on the websites
www.geovic.net, www.sedar.com and www.sec.gov.

For more information, please contact: Andrew Hoffman VP, Investor Relations Geovic Mining Corp. (720) 350-4130 ahoffman@geovic.net

Or:

Vanguard Shareholder Solutions 604-608-0824 866-801-0779 ir@vanguardsolutions.ca

On behalf of the Board John E. Sherborne, CEO

The foregoing information may contain forward-looking statements relating to the future performance of Geovic Mining Corp. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in Geovic’s filings with the Canadian securities regulatory authorities and the Securities and Exchange Commission.